Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan of  Gramercy Property Trust and to the incorporation by reference therein of our report dated February 29, 2016, with respect to the consolidated financial statements and schedules of Gramercy Property Trust, and the effectiveness of internal control over financial reporting of Gramercy Property Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 24, 2016